Exhibit 99.1
AÉROPOSTALE REPORTS NOVEMBER SALES RESULTS
Same store sales increase 6.6%
New York, New York — December 6, 2007 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended December 1, 2007 increased 28.4% to $192.2 million, from $149.7 million for the four-week period ended November 25, 2006. Due to the 53rd week in fiscal 2006, same stores for the month are compared to the four-week period ended December 2, 2006. On this basis, same store sales increased 6.6%.
Julian R. Geiger, Chairman and Chief Executive Officer, said “We are pleased that the sales momentum we experienced during the Black Friday weekend continued through the remainder of the month. We ended November with same store sales at the high end of our guidance, with gross margins above last year and with inventories well controlled. Our merchandise assortment continues to receive a positive reaction from our customer and we remain well positioned for the peak holiday selling season.”
The Company believes that the disclosure of same store sales on a pro-forma basis due to the 53rd week in fiscal 2006, which is a non-GAAP financial measure, provides investors useful information to help them better understand the company’s expected results.
To hear the Aéropostale prerecorded November sales message, please dial (866) 644-7738 or (585) 267-8033.
About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).
The Company currently operates 801 Aéropostale stores in 47 states, 12 Aéropostale stores in Canada and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.